Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nuveen Municipal Income Fund, Inc.:

We consent to the use of our report dated December 27, 2018, with respect to the financial statements and financial highlights of Nuveen Municipal Income Fund, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

Chicago, Illinois

March 6, 2019